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                          CONFIDENTIAL DISCLOSURE AGREEMENT


     This Confidential Disclosure Agreement ("Agreement") is entered into this 15th day of June, 1998 by and between BRC HOLDINGS, INC., a Delaware corporation hereinafter referred to as ("Discloser") and AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation herein after referred to as ("Recipient").

     WHEREAS Discloser owns, possesses or controls certain proprietary and confidential information acquired through the expenditure of time, effort and money, of a technical nature relating to the Discloser's business, including proprietary third party information ("Information"); and

     WHEREAS Recipient desires to receive, and Discloser is willing to supply, the Information on the terms and conditions set out herein, solely for the purpose of preliminary review with potential interest in the formulation of a business relationship ("Purpose").

     NOW THEREFORE in consideration of the premises and mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

     1. Discloser shall at its discretion provide Information to Recipient as is required for the Purpose. Nothing in this Agreement obligates Discloser to make any particular disclosure of Information, and no representations or warranties are made hereby with regard to any information disclosed.

     2. All right, title and interest in and to the Information shall remain the exclusive property of Discloser and the Information shall be held in trust and confidence by Recipient for Discloser. No interest, license or any right respecting the Information, other than expressly set forth herein, is granted to Recipient under this Agreement by implication or otherwise.

     3. Recipient shall not use the Information in any manner except as reasonably required for the Purpose.

     4. Recipient shall use all reasonable efforts to protect Discloser's interest in the Information and keep it confidential, using a standard of care no less than the degree of care that Recipient would be reasonably expected to employ for its own similar confidential information. In particular, Recipient shall not directly or indirectly disclose, allow access to, transmit or transfer the Information to a third party without the Discloser's prior written consent. Recipient shall disclose the information only to those of its employees, or to those employees of any consultant of Recipient, who have a need to know the Information for the Purpose. Recipient shall, prior to disclosing the Information to such employees and consultants, issue appropriate instructions to them to satisfy its obligations herein and obtain their agreement to receive and use the Information on a confidential basis on the same conditions as contained in this Agreement.


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     5.   The Information shall not be copied, reproduced in any form, or stored in a retrieval system or database by Recipient without the prior written consent of Discloser, except for such copies and storage as may reasonably be required internally by Recipient for the Purpose. (All copies shall contain the same proprietary notices of Discloser which may appear on the original Information.)

     6. The obligations of the Recipient under Sections 3, 4 and 5 shall not apply to Information:

          (a) which at the time of disclosure is readily available to the trade or the public; or

          (b) which after disclosure becomes readily available to the trade or the public; other than through a breach of this Agreement; or

          (c) which is subsequently lawfully and in good faith obtained by Recipient from an independent third party without breach of this Agreement; or

          (d) which Recipient can establish, was in its possession prior to the date of disclosure of such Information by Discloser; or

          (e) any Information which the Recipient is by law required to disclose.

     7. Recipient shall, upon request of Discloser, immediately return the Information and all copies, extracts or summaries thereof in any form whatsoever under the power or control of Recipient to Discloser, and delete the Information from all retrieval systems and databases or destroy same as directed by Discloser.

     8. Both parties agree that for a period of two (2) years from the date of this Agreement, they shall not solicit the employment of any senior management employees of the other party who were introduced or became known in connection with the Purpose, provided that this restriction shall not apply to employees who respond to general solicitation for employment.

     9. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement, and supersedes any and all prior understandings, agreements or discussions among the Parties with respect to the subject matter of this Agreement. There are no representations, agreements, or arrangements or understandings, oral or written, between or among the Parties related to the subject matter of this Agreement which are not fully expressed in this Agreement.

     10. This Agreement shall remain in full force and effect for a period of two (2) years from the date hereof.

     11. This Agreement may not be modified or amended except by mutual written agreement that is executed by the Parties to this Agreement.


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     12.  This Agreement may not be assigned by Recipient without Discloser's prior written consent.

     13. This Agreement shall be binding upon and inure to the benefit of Parties hereto, and be enforceable by and against their respective heirs, administrators, successors, executors and assigns.

     14. This Agreement shall be construed in accordance with the laws of the State of Texas.

     15. If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid, illegal or unenforceable and such provision or the application thereof may not be reformed, such illegality or unenforceability shall extend to that provision solely, and the remaining provisions of this Agreement shall not be in any way impaired and there shall be substituted for such invalid, illegal or unenforceable provision, a provision as like in substance as shall be possible and be legal, valid and enforceable.

     16. In the event it becomes necessary for Discloser to file suit or engage an attorney to enforce this Agreement or any provision contained herein, Discloser shall be entitled to recover, in addition to all other remedies or damages, court costs, expenses of litigation and reasonable attorneys fees incurred in such suit or action.

     17. Each of the undersigned states that he or she has carefully read the foregoing, and knows the contents thereof and has signed the same as his or her own free act and deed.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

DISCLOSER:                                   RECIPIENT:
----------                                   ----------

BRC HOLDINGS, INC.                           AFFILIATED COMPUTER SERVICES, INC.


By: /s/THOMAS E. KIRALY                      By: /s/ JOHN H. REXFORD
   ---------------------------------            -------------------------------
Title:  Executive Vice President and         Title: Senior Vice President
         Chief Executive Officer





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